Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

National Home Health Care Corp.

Scarsdale, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 033-61315 and 333-46076) of National Home Health Care Corp. and Subsidiaries of our report dated October 26, 2007, relating to the consolidated financial statements which appears in the Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated October 26, 2007 relating to the financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
Valhalla, New York

October 29, 2007